FS Investment Corporation III 8-K

Exhibit 99.1

FS/KKR Announces Senior Leadership Changes

Steven Lilly Appointed Chief Financial Officer of FS/KKR-Advised BDCs

Brian Gerson and Daniel Pietrzak Appointed Co-Presidents

Drew O’Toole and Ryan Wilson Appointed Co-Chief Operating Officers

PHILADELPHIA – October 30, 2019 – FS/KKR Advisor, LLC (FS/KKR), a partnership between FS Investments and KKR Credit Advisors (US) LLC, today announced several leadership changes to drive operational excellence and long-term growth.

Steven Lilly, who joined FS Investments as a Managing Director in October, will assume the role of Chief Financial Officer of certain business development companies (BDCs) advised by FS/KKR in mid-November. In his role, Mr. Lilly will help strategically lead and will oversee the finance, investor relations and capital markets functions at FS KKR Capital Corp. (NYSE: FSK), FS Investment Corporation II, FS Investment Corporation III, and FS Investment Corporation IV (together, the BDCs).

“Steven’s strong financial services background and BDC industry knowledge will be invaluable to the BDCs as we continue to pursue our strategic initiatives,” said Michael Forman, Chairman and Chief Executive Officer of FS Investments. “We look forward to Steven’s contributions to the franchise as we work to complete the mergers and listing of our non-traded BDCs and deliver long-term shareholder value.”

“FS/KKR is creating a leading franchise in the BDC industry,” added Mr. Lilly. “Based on my diligence of the combined operational teams and my understanding of the platform’s key objectives, I believe it is an exciting and opportune time to be joining the team.”

Previously, Mr. Lilly served for 13 years as Chief Financial Officer of Triangle Capital Corporation, a publicly traded BDC which was sold to Benefit Street Partners and Barings, LLC in 2018. At Triangle, he built the company’s financial and operating infrastructure, oversaw listings on the Nasdaq and the New York Stock Exchange in 2007 and 2010, respectively, and led all corporate M&A and strategic processes involving the BDC. During his tenure, he was recognized three times as one of “America’s Best CFOs” by Institutional Investor. Prior to joining Triangle, Mr. Lilly spent seven years as Senior Vice President of Finance and Treasurer at SpectraSite Communications, a leading publicly traded wireless tower company which was sold to American Tower Corporation in 2005. He began his career in the media and communications capital markets group at First Union, now part of Wells Fargo.

Effective with Mr. Lilly’s appointment, William Goebel, who currently serves as the BDCs’ Chief Financial Officer, will become the BDCs’ Chief Accounting Officer.

In addition, Daniel Pietrzak and Brian Gerson have been appointed Co-Presidents of the BDCs. Mr. Pietrzak is Co-Head of Private Credit at KKR and will continue to serve as Chief Investment Officer of the BDCs, a position he has held since April 2018. Mr. Gerson is Head of Private Credit at FS Investments and has served on FS/KKR’s Investment Committee since April 2018.

In connection with Mr. Gerson and Mr. Pietrzak’s appointment, Todd Builione has stepped down as President of the BDCs, but will continue to serve as President of FS/KKR and as a Director for each of the BDCs.

Finally, Drew O’Toole and Ryan Wilson have been appointed Co-Chief Operating Officers of the BDCs. Mr. O’Toole is an Executive Director of FS Investments. Mr. Wilson is a Director of KKR Credit and the Chief Operating Officer of KKR Private Credit.

“Daniel, Brian, Drew and Ryan have all done a superb job contributing to the execution of our key initiatives,” continued Forman. “These changes are a natural evolution of the leadership team and speak to the strength and collaborative nature of the partnership between FS and KKR.”

About FS/KKR Advisor, LLC

FS/KKR is a partnership between FS Investments and KKR Credit that serves as the investment adviser to BDCs with approximately $17 billion in assets under management as of June 30, 2019. The BDCs managed by FS/KKR include FSK, FS Investment Corporation II, FS Investment Corporation III, FS Investment Corporation IV and Corporate Capital Trust II.

About FS Investments

FS Investments is a leading asset manager dedicated to helping individuals, financial professionals and institutions design better portfolios. The firm provides access to alternative sources of income and growth, and focuses on setting industry standards for investor protection, education and transparency. FS Investments is headquartered in Philadelphia, PA with offices in New York, NY, Orlando, FL and Washington, DC. Visit www.fsinvestments.com to learn more.

About KKR Credit

KKR Credit is a subsidiary of KKR & Co. Inc., a leading global investment firm that manages multiple alternative asset classes, including private equity, energy, infrastructure, real estate and credit, with strategic manager partnerships that manage hedge funds. KKR aims to generate attractive investment returns for its fund investors by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR portfolio companies. KKR invests its own capital alongside the capital it manages for fund investors and provides financing solutions and investment opportunities through its capital markets business. References to KKR's investments may include the activities of its sponsored funds. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR's website at www.kkr.com and on Twitter @KKR_Co.

Investor Relations Contact

Robert Paun

Robert.Paun@fsinvestments.com

Media Contact
Melanie Hemmert
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